Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2011 FOURTH QUARTER AND FULL YEAR RESULTS

•                  Fourth quarter sales of $355.3 million were 14.2% higher than last year (14.4% in constant currency) led by strong Commercial Aerospace sales (up 21.3% in constant currency).

•                  Fourth quarter net income was $39.5 million, $0.39 per diluted share ($0.33 per adjusted diluted share, see Table C), versus $22.9 million, $0.23 per diluted share last year ($0.20 per adjusted diluted share).

•                  Full year 2011 adjusted operating income was $189.0 million, 13.6% of sales, as compared to $133.3 million, 11.4% of sales in 2010 (see Table C).

	Quarter Ended December 31,		%	Year Ended December 31,		%
(In millions, except per share data)	2011	2010	Change	2011	2010	Change

Net Sales	$355.3	$311.0	14.2%	$1,392.4	$1,173.6	18.6%
Net sales change in constant currency			14.4%			17.1%
Operating Income	49.4	31.0	59%	192.0	129.8	48%
Net Income	39.5	22.9	72%	135.5	77.4	75%
Diluted net income per common share	$0.39	$0.23	70%	$1.35	$0.77	75%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$49.4	$31.0	59%	$189.0	$133.3	42%
As a % of sales	13.9%	10.0%		13.6%	11.4%
Adjusted Net Income (table C)	33.7	20.0	69%	124.9	77.5	61%
Adjusted diluted net income per share	$0.33	$0.20	65%	$1.24	$0.78	59%

STAMFORD, CT. January 25, 2012 — Hexcel Corporation (NYSE: HXL), today reported results for the fourth quarter of 2011.  Net sales during the quarter were $355.3 million, 14.2% higher than the $311.0 million reported for the fourth quarter of 2010.  Operating income for the period was $49.4 million, compared to $31.0 million last year.  Net income for the fourth quarter of 2011 was $39.5 million, or $0.39 per diluted share, compared to $22.9 million or $0.23 per diluted share in 2010. Excluding the impact of tax adjustments (Table C), adjusted diluted net income for the fourth quarter of 2011 was $0.33 per share compared to $0.20 per share in 2010.

Chief Executive Officer Comments

Mr. Berges commented, “This was another strong quarter that completed a very good year for Hexcel.   For the quarter, our adjusted diluted EPS of $0.33 was 65% higher than last year on a 14.4% increase in constant currency sales, while for the year our adjusted diluted EPS of $1.24 was 59% higher on a 17.1% increase in constant currency sales.  Revenues from the commercial aerospace market, now nearly 60% of our total sales, grew 21% this quarter compared to the prior year.  Solid gross margins coupled with continued cost controls allowed us to achieve fourth quarter operating margins of 13.9% versus 10.0% in 2010.  The quarter was consistent with the strong execution displayed throughout 2011, enabling us to improve our adjusted operating margin for the year to 13.6%, as compared to 11.4% in 2010.

Looking ahead, Mr. Berges said “Despite concerns about the global economy, the large backlogs of orders at our major customers suggest we are well positioned for 2012 and beyond.   As previously disclosed, we are accelerating our capital spending plans to expand our capacity in line with our outlook.  We remain focused on delivering earnings leverage on our expected higher levels of sales in the coming years.  We reaffirm our previously announced 2012 guidance and look forward to a period of sustained growth.”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $210.7 million increased 21.0% (21.3% in constant currency) for the quarter as compared to the fourth quarter of 2010.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) increased more than 20% versus the same period last year and continue to comprise more than 25% of Commercial Aerospace sales.  Airbus and Boeing legacy aircraft related sales for the quarter and for the year were up over 15% compared to 2010 as we experience increasing demand related to expected line-rate increases.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were up over 30% for the fourth quarter compared to 2010.

•                  For the full year 2011, Commercial Aerospace sales were up 27.1% in constant currency.  Combined sales to Airbus and Boeing and their subcontractors accounted for 82% of Commercial Aerospace sales.  “Other Commercial Aerospace” sales were up 34% for the full year and totaled $150 million for the year.   This was down from the $200 million 2008 peak, but about 50% above the trough which began in late 2009.

Space & Defense

•                  Space & Defense sales of $77.1 million were 8.4% lower (8.2% in constant currency) than the record fourth quarter of 2010, due primarily to the timing of shipments.   For the year, Space & Defense sales were up 2.0% in constant currency over 2010.

Industrial

•                  Total Industrial sales of $67.5 million for the fourth quarter of 2011 were 28.1% higher (27.8% in constant currency) than the fourth quarter of 2010.  Wind sales were up significantly from a weak fourth quarter of 2010.   For the year, wind sales were up more than 15% in constant currency and grew sequentially in each of the four quarters.

Operations

•                  This quarter benefitted from strong sales volume and the continued improvement in operating performance resulting in gross margin of 24.1% of net sales for the quarter as compared to 21.7% in the fourth quarter of 2010.  In addition, combined with good selling, general and administrative expense control, adjusted operating income was 13.9% for the quarter compared to 10.0% for the fourth quarter of 2010.

•                  Gross margin for the year was 24.6% as compared to 24.1% last year.  Selling, general and administrative expenses were only 1.7% higher than 2010 for the year, while sales increased 18.6% resulting in adjusted operating income leverage of 25.5% on the incremental sales.   Adjusted operating income of $189.0 million for the year was $55.7 million higher than 2010, as adjusted operating income improved from 11.4% of sales in 2010 to 13.6% for 2011.

Tax

•                  The tax provision was $8.1 million for the fourth quarter of 2011, an effective tax rate of 17.2%.  The current quarter included benefits of $5.8 million primarily related to the reversal of valuation allowances against net operating loss and foreign tax credit carry-forwards, while the fourth quarter of 2010 included $2.9 million of these benefits.   Excluding these benefits, our effective tax rate would have been 29.5% for the quarter, versus 25.7% for the same period the prior year.  Excluding the tax adjustments in Table C, our effective tax rate was 30.1% for the full year 2011 and 29.4% for 2010.

Cash and other

•                  Free cash flow for 2011 was $12.5 million versus $77.7 million in 2010, as higher earnings were more than offset by increased capital spending.  Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.  Total debt, net of cash as of December 31, 2011 was $201.4 million, a decrease of $13.6 million from December 31, 2010.  As of December 31, 2011 we had $254 million in available borrowing capacity and cash on hand.  Our accrual basis capital expenditures were $184.5 million for the full year 2011, while cash capital expenditures were $158 million due to significant commitments made in December 2011 that will be paid for in the first quarter of 2012.

•                  Interest expense for the fourth quarter was $2.3 million compared to $4.2 million last year.  For the year, interest expense was $11.6 million compared to $23.2 million in 2010. The decrease reflects the lower borrowing rate as a result of the July 2010 refinancing and the February 1, 2011 bond redemption, as well as lower average outstanding debt for the year.

2012 Outlook

We reaffirm our 2012 outlook, which was previously issued on December 7, 2011.  Our 2012 outlook includes:

•                  Sales to be in the range of $1,500 to $1,600 million

•                  Adjusted diluted earnings per share to be in the range of $1.33 to $1.45

•                  Accrual basis capital expenditures to be in the range of $250 to $275 million.  We expect our capital spending to be funded by our cash from operating activities and our existing credit facilities.

*****

Hexcel will host a conference call at 11:00 A.M. ET, tomorrow, January 26, 2012 to discuss the fourth quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-4816 and the confirmation code is 9180149.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus and Boeing, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications); our ability to maintain and improve margins in light of the changes in product mix, efficiency improvements, continued cost reduction efforts and the current economic environment; outcome of legal matters; the magnitude and timing of capital expenditures in relation to market demand; and the impact of the above factors on our expectations of 2012 financial results.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased raw material costs, competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, supply chain disruptions, conditions in the financial markets and changes in currency exchange rates, interest rates, governmental and environmental regulations and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2011	2010	2011	2010
Net sales	$355.3	$311.0	$1,392.4	$1,173.6
Cost of sales	269.7	243.4	1,050.3	891.0

Gross margin	85.6	67.6	342.1	282.6
% Gross margin	24.1%	21.7%	24.6%	24.1%

Selling, general and administrative expenses	28.0	28.8	120.5	118.5
Research and technology expenses	8.2	7.8	32.6	30.8
Other operating (income) expense (a)	—	—	(3.0)	3.5

Operating income	49.4	31.0	192.0	129.8

Interest expense, net	2.3	4.2	11.6	23.2
Non-operating expense (b)	—	—	4.9	6.8

Income before income taxes and equity in earnings from affiliated companies	47.1	26.8	175.5	99.8
Provision for income taxes (c)	8.1	4.0	41.6	22.9

Income before equity in earnings from affiliated companies	39.0	22.8	133.9	76.9
Equity in earnings from affiliated companies	0.5	0.1	1.6	0.5

Net income	$39.5	$22.9	$135.5	$77.4

Basic net income per common share:	$0.40	$0.23	$1.37	$0.79

Diluted net income per common share:	$0.39	$0.23	$1.35	$0.77

Weighted-average common shares:

Basic	99.2	97.7	98.8	97.6
Diluted	101.3	100.1	100.7	99.9

(a)          Other operating (income) expense for the year ended December 31, 2011 includes a $5.7 million benefit from the curtailment of a pension plan.  Other operating (income) expense for the full years 2011 and 2010 also includes $2.7 million and $3.5 million, respectively, for charges to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986.

(b)         Non-operating expense for year ended December 31, 2011 is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $150 million of 6.75% senior subordinated notes.  The $6.8 million non-operating expense in the full year 2010 reflects the accelerated amortization of deferred financing costs as a result of the refinancing of our Senior Secured Credit Facility.

(c)          The quarter ended December 31, 2011 includes a $5.8 million benefit primarily from the reversal of valuation allowances against net operating loss and foreign tax credit carryforwards.  The year ended December 31, 2011 also includes a tax benefit from the release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.  The quarter ended December 31, 2010 includes a $2.9 million benefit from the reversal of valuation allowances against U.S. deferred tax assets.  The year ended December 31, 2010 also includes a $3.5 million benefit from New Clean Energy Manufacturing Tax Credits awarded in January 2010 for qualifying capital investments made in our U.S. wind energy facility in 2009.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$49.5	$117.2
Accounts receivable, net	199.3	173.9
Inventories, net	215.7	169.9
Prepaid expenses and other current assets	59.8	36.7
Total current assets	524.3	497.7

Property, plant and equipment	1,223.5	1,063.9
Less accumulated depreciation	(501.4)	(465.6)
Property, plant and equipment, net	722.1	598.3

Goodwill and other intangible assets, net	57.4	56.2
Investments in affiliated companies	21.7	19.9
Deferred tax assets	33.0	63.6
Other assets	17.6	22.4
Total assets	$1,376.1	$1,258.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$12.6	$27.6
Accounts payable	141.7	83.0
Accrued liabilities	93.2	95.3
Total current liabilities	247.5	205.9

Long-term notes payable and capital lease obligations	238.3	304.6
Other non-current liabilities	88.1	88.2
Total liabilities	573.9	598.7

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 101.0 shares issued at December 31, 2011 and 99.5 shares issued at December 31, 2010	1.0	1.0
Additional paid-in capital	589.2	552.3
Retained earnings	283.9	148.4
Accumulated other comprehensive loss	(39.8)	(15.1)
	834.3	686.6
Less — Treasury stock, at cost, 2.2 shares at December 31, 2011 2010, respectively	(32.1)	(27.2)
Total stockholders’ equity	802.2	659.4
Total liabilities and stockholders’ equity	$1,376.1	$1,258.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended December 31,
(In millions)	2011	2010

Cash flows from operating activities
Net income	$135.5	$77.4

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	55.3	53.2
Amortization of debt discount and deferred financing costs and call premium expense	7.1	10.3
Deferred income taxes	23.4	16.1
Equity in earnings from affiliated companies	(1.6)	(0.5)
Share-based compensation	13.9	12.4
Pension curtailment gain	(5.7)	—
Excess tax benefits on share-based compensation	(8.5)	(2.3)

Changes in assets and liabilities:
Increase in accounts receivable	(28.2)	(22.5)
Increase in inventories	(48.8)	(16.7)
Increase in prepaid expenses and other current assets	(1.1)	(0.2)
Increase in accounts payable/accrued liabilities	34.1	4.5
Other — net	(4.9)	(5.2)
Net cash provided by operating activities (a)	170.5	126.5

Cash flows from investing activities
Capital expenditures and deposits for capital purchases (b)	(158.0)	(48.8)
Settlement of foreign currency hedge	(5.2)	—
Net cash used in investing activities	(163.2)	(48.8)

Cash flows from financing activities
Borrowings from senior secured credit facility	135.0	—
Repayment of 6.75% senior subordinated notes	(151.5)	—
Repayment of senior secured credit facility	(57.0)	—
Repayment of senior secured credit facility — term loan	(5.0)	(2.5)
Call premium payment for 6.75% senior subordinated notes	(3.4)	—
(Repayments) borrowings from credit line	(2.3)	3.9
Repayments of capital lease obligations and other debt, net	(0.7)	(0.5)
Borrowings from senior secured credit facility — new and former term B loan	—	100.0
Repayment of senior secured credit facility — former term loans	—	(164.1)
Issuance costs related to new Senior Secured Credit Facility	—	(5.1)
Activity under stock plans	10.5	3.1
Net cash used in financing activities	(74.4)	(65.2)

Effect of exchange rate changes on cash and cash equivalents	(0.6)	(5.4)
Net (decrease) increase in cash and cash equivalents	(67.7)	7.1
Cash and cash equivalents at beginning of period	117.2	110.1
Cash and cash equivalents at end of period	$49.5	$117.2

Supplemental Data:
Free cash flow (a)+(b)	$12.5	$77.7
Cash interest paid	15.5	23.5
Cash taxes paid (refunded)	10.2	(1.5)
Accrual basis additions to property, plant and equipment	$184.5	$60.7

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended December 31, 2011 and 2010	Table A
(In millions)

	(Unaudited)
	As Reported			Constant Currency (a)
Market Segment	2011	2010	B/(W) %	FX Effect (b)	2010	B/(W) %
Commercial Aerospace	$210.7	$174.1	21.0	$(0.4)	$173.7	21.3
Space & Defense	77.1	84.2	(8.4)	(0.2)	84.0	(8.2)
Industrial	67.5	52.7	28.1	0.1	52.8	27.8
Consolidated Total	$355.3	$311.0	14.2	$(0.5)	$310.5	14.4

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	59.3	56.0			55.9
Space & Defense	21.7	27.1			27.1
Industrial	19.0	16.9			17.0
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2011 and 2010	Table A
(In millions)

	(Unaudited)
	As Reported			Constant Currency (a)
Market Segment	2011	2010	B/(W) %	FX Effect (b)	2010	B/(W) %
Commercial Aerospace	$823.5	$644.7	27.7	$3.1	$647.8	27.1
Space & Defense	319.4	310.5	2.9	2.7	313.2	2.0
Industrial	249.5	218.4	14.2	9.6	228.0	9.4
Consolidated Total	$1,392.4	$1,173.6	18.6	$15.4	$1,189.0	17.1

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	59.2	54.9			54.5
Space & Defense	22.9	26.5			26.3
Industrial	17.9	18.6			19.2
Consolidated Total	100.0	100.0			100.0

(a)          To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2010 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2011 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries	Table B
Segment Information

	(Unaudited)
(In millions)	Composite Materials (b)	Engineered Products	Corporate & Other (a)(b)	Total
Fourth Quarter 2011
Net sales to external customers	$279.0	$76.3	$—	$355.3
Intersegment sales	11.4	0.8	(12.2)	—
Total sales	290.4	77.1	(12.2)	355.3
Operating income (loss)	51.1	11.0	(12.7)	49.4
% Operating margin	17.6%	14.3%		13.9%

Depreciation and amortization	12.6	1.1	—	13.7
Stock-based compensation expense	0.9	0.2	1.5	2.6
Accrual based additions to capital expenditures	77.4	2.3	0.5	80.2
Fourth Quarter 2010
Net sales to external customers	$240.6	$70.4	$—	$311.0
Intersegment sales	8.5	0.3	(8.8)	—
Total sales	249.1	70.7	(8.8)	311.0
Operating income (loss) (b)	32.0	11.8	(12.8)	31.0
% Operating margin	12.8%	16.7%		10.0%

Depreciation and amortization	12.9	1.0	—	13.9
Stock-based compensation expense	0.7	0.1	1.1	1.9
Accrual based additions to capital expenditures	34.7	1.9	—	36.6

Full Year 2011
Net sales to external customers	$1,074.5	$317.9	$—	$1,392.4
Intersegment sales	53.8	1.6	(55.4)	—
Total sales	1,128.3	319.5	(55.4)	1,392.4
Operating income (loss) (b)	194.5	51.6	(54.1)	192.0
% Operating margin	17.2%	16.2%		13.8%

Other operating (income) expense	(5.7)	—	2.7	(3.0)
Depreciation and amortization	50.8	4.3	0.2	55.3
Stock-based compensation expense	4.3	1.1	8.5	13.9
Accrual based additions to capital expenditures	176.6	6.9	1.0	184.5
Full Year 2010
Net sales to external customers	$904.5	$269.1	$—	$1,173.6
Intersegment sales	38.7	0.6	(39.3)	—
Total sales	943.2	269.7	(39.3)	1,173.6
Operating income (loss) (b)	139.6	45.7	(55.5)	129.8
% Operating margin	14.8%	16.9%		11.1%

Other operating expense	—	—	3.5	3.5
Depreciation and amortization	49.1	3.9	0.2	53.2
Stock-based compensation expense	4.2	0.7	7.5	12.4
Accrual based additions to capital expenditures	57.3	3.3	0.1	60.7

(a)          We do not allocate corporate expenses to the operating segments.

(b)         The full year 2011 Composite Materials operating income includes a $5.7 million benefit from the curtailment of a pension plan. The full years 2011 and 2010 Corporate and Other includes $2.7 million and $3.5 million, respectively, for charges to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income	Table C

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2011	2010	2011	2010
GAAP operating income	$49.4	31.0	$192.0	$129.8
- Other operating (income) expense (b)	—	—	(3.0)	3.5
Adjusted Operating Income	$49.4	31.0	$189.0	$133.3
% of Net Sales	13.9%	10.0%	13.6%	11.4%
- Stock Compensation Expense	$2.6	1.9	$13.9	$12.4
- Depreciation and Amortization	13.7	13.9	55.3	53.2
Adjusted EBITDA	$65.7	46.8	$258.2	$198.9

	Unaudited
	Quarter Ended December 31,
	2011		2010
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$39.5	$0.39	$22.9	$0.23
- Benefit from tax adjustments (a)	(5.8)	(0.06)	(2.9)	(0.03)
Adjusted net income	$33.7	$0.33	$20.0	$0.20

	Unaudited
	Year Ended December 31,
	2011		2010
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$135.5	$1.35	$77.4	$0.77
- Other operating (income) expense (net of tax) (b)	(2.3)	(0.02)	2.2	0.02
- Non-operating expense (net of tax) (c)	3.0	0.03	4.3	0.04
- Benefit from tax audit settlement and other tax adjustments (a)	(11.3)	(0.11)	(6.4)	(0.06)
Adjusted net income	$124.9	$1.24	$77.5	$0.78

(a)          The quarter ended December 31, 2011 includes a $5.8 million benefit primarily from the reversal of valuation allowances against net operating loss and foreign tax credit carryforwards.  The year ended December 31, 2011 also includes a tax benefit from the release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.  The quarter ended December 31, 2010 includes a $2.9 million benefit from the reversal of valuation allowances against U.S. deferred tax assets.  The year ended December 31, 2010 also includes a $3.5 million benefit from New Clean Energy Manufacturing Tax Credits awarded in January 2010 for qualifying capital investments made in our U.S. wind energy facility in 2009.

(b)         Other operating (income) expense for the year ended December 31, 2011 includes a $5.7 million benefit from the curtailment of a pension plan.  In 2011 and 2010, other operating (income) expense includes increases in environmental reserves of $2.7 million and $3.5 million, respectively, primarily for remediation of a manufacturing facility sold in 1986.

(c)          Non-operating expense for the year ended December 31, 2011 is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $150 million of 6.75% senior subordinated notes.  Non-operating expense for the year ended December 31, 2010 is the acceleration of deferred financing costs due to the refinancing of the Senior Secured Credit Facility.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Net Income Per Common Share	Table D

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2011	2010	2011	2010

Basic net income per common share:
Net income	$39.5	$22.9	$135.5	$77.4
Weighted average common shares outstanding	99.2	97.7	98.8	97.6
Basic net income per common share	$0.40	$0.23	$1.37	$0.79

Diluted net income per common share:
Net income	$39.5	$22.9	$135.5	$77.4
Weighted average common shares outstanding – Basic	99.2	97.7	98.8	97.6

Plus incremental shares from assumed conversions:
Restricted stock units	0.9	0.9	0.9	1.0
Stock Options	1.2	1.5	1.0	1.3
Weighted average common shares outstanding–Dilutive	101.3	100.1	100.7	99.9
Diluted net income per common share	$0.39	$0.23	$1.35	$0.77

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table E

	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2011	2011	2010

Notes payable and current maturities of capital lease obligations	$12.6	$11.9	$27.6
Long-term notes payable and capital lease obligations	238.3	236.9	304.6
Total Debt	250.9	248.8	332.2
Less: Cash and cash equivalents	(49.5)	(48.4)	(117.2)
Total debt, net of cash	$201.4	$200.4	$215.0